Exhibit 99.1

VIPER ENERGY, INC., A SUBSIDIARY OF DIAMONDBACK ENERGY, INC., REPORTS THIRD QUARTER 2026 FINANCIAL AND OPERATING RESULTS

MIDLAND, Texas, November 2, 2026 (GLOBE NEWSWIRE) -- Viper Energy, Inc. (NASDAQ:VNOM) (“Viper,” “we,” “our” or the “Company”), a subsidiary of Diamondback Energy, Inc. (NASDAQ:FANG) (“Diamondback”), today announced financial and operating results for the third quarter ended September 30, 2026.

THIRD QUARTER FINANCIAL HIGHLIGHTS
•Net income of $300 million; Net income margin of 45%
•Adjusted EBITDA1 of $596 million; Adjusted EBITDA margin1 of 90%
•Cash flows from operating activities of $447 million; Operating cash flow margin of 68%
•Free Cash Flow1 of $520 million; Free Cash Flow margin1 of 79%
•Declared Q3 2026 base cash dividend of $0.50 per Class A common share
•Repurchased approximately 2.1 million Class A shares for approximately $90 million
•Total debt of $2.4 billion as of September 30, 2026; Net debt1 of $2.4 billion as of September 30, 2026

THIRD QUARTER OPERATIONAL HIGHLIGHTS
•Average daily production of 69,076 bo/d (141,152 boe/d)
•As previously announced, on July 1, 2026, completed the Riverbend Acquisition
•On September 1, 2026, closed the previously announced 2026 Drop Down of approximately 1,000 net royalty acres in the Permian Basin from Diamondback and related subsidiaries in exchange for approximately 3.8 million OpCo units and an equivalent number of shares of Class B common stock (the “2026 Drop Down”)
•Lease bonus income of $4 million from 21 executed leases
•689 total gross (19.0 net) horizontal wells turned to production
•As of September 30, 2026, Viper’s acreage had the following ongoing development activity:
◦104 active horizontal rigs, representing approximately 40% of the Permian Basin total
◦1,965 gross (38.9 net) horizontal wells2 either being drilled or completed
◦1,404 gross (36.4 net) horizontal wells2 with line-of-sight to near-term development

1 NON-GAAP DISCLOSURES - For a definition of Adjusted EBITDA, Adjusted EBITDA margin, Free Cash Flow, Free Cash Flow margin, Net Debt and reconciliations of such non-GAAP financial metrics to their respective most directly comparable GAAP metrics, please see “Non-GAAP Financial Measures” below.
2 Average lateral length of wells normalized to 10,000 feet.

MCELROY RANCH ACQUISITION
During the month of September, in two separate but related transactions, Viper acquired mineral and royalty interests from third-party sellers for an aggregate purchase price of approximately $529 million, subject to customary post-closing adjustments and including certain transaction costs and $49 million of deferred consideration payable in equal quarterly installments through June 2029 (collectively, the “McElroy Ranch Acquisition”). Acquisition highlights are as follows:

•Approximately 7,359 net royalty acres located in Upton and Crane Counties
•Concentrated ownership of an approximately 12% net royalty interest across roughly 60,000 gross acres in an expected core geologic fairway of Barnett development in the western Midland Basin
•Asset is 96% undeveloped with an expected 40.9 net inventory locations
◦Only 21 currently producing gross (1.7 net) horizontal locations across the entire Ranch
◦Chevron operates approximately 27% of the total net inventory, including approximately 50% of net undeveloped Barnett inventory
◦Diamondback operates approximately 15% of the total net inventory
◦Concentrated nature of mineral ownership will enable potential trades to accelerate development in the coming years
•Offsetting Barnett wells that have at least 12 months of production data indicate an average estimated ultimate recovery of approximately 80 bo/ft
•Stable production of approximately 400 bo/d from existing vertical wells
•Forecasted peak production on the Ranch in the range of 5,000 bo/d over the next decade

PENDING BUCKHORN ACQUISITION
On September 14, 2026, Viper entered into a definitive purchase and sale agreement to acquire certain mineral and royalty interests from a group of entities collectively called Buckhorn Minerals (the “Pending Buckhorn Acquisition”) in exchange for $280 million cash and approximately 1.8 million shares of Viper’s Class A common stock, subject to customary closing adjustments. The cash portion of the transaction is expected to be funded through a combination of cash on hand and borrowings under the Company’s revolving credit facility. The transaction is expected to close in the fourth quarter of 2026, subject to the satisfaction of customary closing conditions. Acquisition highlights are as follows:

•1,552 net royalty acres, substantially all of which are in the Midland Basin; approximately 80% overlap with existing Viper acreage position
•Midland Basin primary operators include ExxonMobil (47%) and Diamondback (29%)
•Asset is 61% undeveloped with an expected 17.4 net inventory locations
◦Approximately 20% of Midland Basin acreage in units with zero producing horizontal wells; expected to support efficient full stack development in coming years
◦47% of net inventory in Viper’s estimation of remaining top quartile inventory in the Midland Basin, and 70% of net inventory within the top half of remaining inventory (as determined by expected internal rate of return for the respective operators)
•Expected next 12 months’ average daily oil production of approximately 1,500 bo/d
•Expect pro forma net debt at year end 2026 of approximately $2.4 billion, equating to pro forma leverage of approximately 1.0x last twelve months Adjusted EBITDA3

3 NON-GAAP DISCLOSURES - For a definition of Adjusted EBITDA and Net Debt and reconciliations of such non-GAAP financial metrics to their respective most directly comparable GAAP metrics, please see “Non-GAAP Financial Measures” below.

OTHER RECENT EVENTS AND FORWARD OUTLOOK
•Inclusive of the Pending Buckhorn Acquisition, initiating average daily production guidance for Q4 2026 of 70,000 to 71,000 bo/d (141,500 to 143,500 boe/d)
•Increasing average daily production guidance for full year 2026 to 67,250 to 67,750 bo/d (137,000 to 138,000 boe/d)
•Repurchased approximately 0.4 million Class A shares in Q4 2026 (to date) for approximately $17 million

“Viper’s momentum carried through the third quarter, with average daily oil production growing more than six percent quarter over quarter on the strength of recent acquisitions and continued development activity from both Diamondback and our third-party operators. Reflecting this continued momentum, we are again increasing our full year 2026 production guidance to 67,500 barrels of oil per day at the midpoint. The quarter also marked the first under our new return of capital framework, through which we declared our increased base dividend of $0.50 per Class A share while continuing to opportunistically repurchase shares,” said Kaes Van’t Hof, Chief Executive Officer of Viper.

Mr. Van’t Hof continued, “The McElroy Ranch Acquisition and Pending Buckhorn Acquisition announced today represent the continued execution of our differentiated consolidation strategy. The acquisitions combine to extend the quality and duration of our inventory, adding nearly 60 net locations across two largely undeveloped assets. The McElroy Ranch asset brings concentrated mineral ownership in an expected core fairway of emerging Barnett development, while the Pending Buckhorn Acquisition adds high-quality Midland Basin inventory with approximately 80% overlap with our existing footprint. Notably, we funded, or expect to fund, these acquisitions primarily with cash, delivering on the commitment we made when we revised our return of capital framework to pursue accretive M&A with minimal reliance on equity. These acquisitions add years of visible development to Viper’s portfolio and reinforce the durability of our long-term per-share growth outlook.”

FINANCIAL UPDATE

Viper’s third quarter 2026 average unhedged realized prices were $87.65 per barrel of oil, $0.96 per Mcf of natural gas and $24.02 per barrel of natural gas liquids, resulting in a total equivalent realized price of $50.52/boe.

Viper’s third quarter 2026 average hedged realized prices were $86.55 per barrel of oil, $0.66 per Mcf of natural gas and $24.02 per barrel of natural gas liquids, resulting in a total equivalent realized price of $49.51/boe.

During the third quarter of 2026, the Company recorded total operating income of $661 million and consolidated net income (including non-controlling interest) of $300 million.

As of September 30, 2026, the Company had a cash balance of $10 million and total debt outstanding (excluding debt issuance costs, discounts and premiums) of $2.4 billion, resulting in net debt (as defined and reconciled below) of $2.4 billion. Viper’s outstanding long-term debt as of September 30, 2026 consisted of $500 million in aggregate principal amount of its 4.900% Senior Notes due 2030, $1.1 billion in aggregate principal amount of its 5.700% Senior Notes due 2035 and $810 million of borrowings on its revolving credit facility, leaving approximately $1.2 billion available for future borrowings and approximately $1.2 billion of total liquidity.

THIRD QUARTER 2026 CASH DIVIDEND & CAPITAL RETURN PROGRAM

Viper announced today that the Company’s Board of Directors (the “Board”) declared a base cash dividend of $0.50 per Class A common share for the third quarter of 2026, payable on November 19, 2026 to Class A common stockholders of record at the close of business on November 12, 2026.

During the third quarter of 2026, Viper repurchased approximately 2.1 million shares of the Company’s Class A common stock for an aggregate purchase price of approximately $90 million, excluding excise tax (average price of $43.01 per share).

In total, since the initiation of Viper’s common stock repurchase program on November 9, 2020 through October 30, 2026, the Company has repurchased approximately 26.1 million shares of common stock (including both Class A shares and Class B shares paired with OpCo Units) for an aggregate purchase price of approximately $844 million, excluding excise tax (average price of $32.30 per share) and has approximately $906 million remaining on its share buyback authorization. Future cash dividends and stock repurchases are at the discretion of the Board and are subject to a number of factors discussed in Viper’s reports filed with the U.S. Securities and Exchange Commission (“SEC”).

OPERATIONS UPDATE

During the third quarter of 2026, Viper estimates that 689 gross (19.0 net 100% royalty interest) horizontal wells, normalized to lateral length of 10,000 feet, with an average royalty interest of 2.8% were turned to production on its acreage position. Of these 689 gross wells, Diamondback is the operator of 123 gross wells, with an average royalty interest of 9.4%, and the remaining 566 gross wells, with an average royalty interest of 1.3%, are operated by third parties.

As of September 30, 2026, Viper’s footprint of mineral and royalty interests was approximately 98,098 net royalty acres.

Our gross well information for the third quarter ended September 30, 2026:

	Diamondback Operated	Third-Party Operated	Total
Q3 2026 horizontal wells turned to production(1):
Gross wells	123	566	689
Net 100% royalty interest wells	11.6	7.4	19.0
Average percent net royalty interest	9.4%	1.3%	2.8%

Horizontal producing well count(1):
Gross wells	4,613	21,834	26,447
Net 100% royalty interest wells	290.9	334.1	625.0
Average percent net royalty interest	6.3%	1.5%	2.4%

Horizontal active development well count(1):
Gross wells	303	1,662	1,965
Net 100% royalty interest wells	17.5	21.4	38.9
Average percent net royalty interest	5.8%	1.3%	2.0%

Line of sight wells(1):
Gross wells	370	1,034	1,404
Net 100% royalty interest wells	22.5	13.9	36.4
Average percent net royalty interest	6.1%	1.3%	2.6%
(1)Average lateral length normalized to 10,000 feet.

The 1,965 gross wells currently in the process of active development are those wells that have been spud and are expected to be turned to production within approximately the next six to eight months. Further in regard to the active development on Viper’s asset base, there are currently 104 gross rigs operating on Viper’s acreage, 11 of which are operated by Diamondback. The 1,404 line-of-sight wells are those that are not currently in the process of active development, but for which Viper has reason to believe that they will be turned to production within approximately the next 15 to 18 months. The expected timing of these line-of-sight wells is based primarily on permitting by third-party operators or Diamondback’s current expected completion schedule. Existing permits or active development of Viper’s royalty acreage does not ensure that those wells will be turned to production.

GUIDANCE UPDATE

Below is Viper’s guidance for the full year 2026, as well as average production guidance for Q4 2026. This guidance gives effect to the 2026 Drop Down and the McElroy Ranch Acquisition that closed during September 2026 as well as the Pending Buckhorn Acquisition that is expected to close in the fourth quarter of 2026.

Viper Energy, Inc.

Q4 2026 Net Production - Mbo/d	70.00 - 71.00
Q4 2026 Net Production - Mboe/d	141.50 - 143.50
Full Year 2026 Net Production - Mbo/d	67.25 - 67.75
Full Year 2026 Net Production - Mboe/d	137.00 - 138.00

Unit costs ($/boe)
Depreciation, Depletion and Amortization	$14.75 - $17.25
Cash G&A	$0.70 - $0.90
Non-Cash Share-Based Compensation	$0.10 - $0.20
Net Interest Expense	$1.90 - $2.40

Production and Ad Valorem Taxes (% of Revenue)	~7%
Cash Tax Rate (% of Pre-Tax Income Attributable to the Company)(1)	27% - 30%
(1)Pre-tax income attributable to the Company is a non-GAAP measure. We are not able to forecast the most directly comparable GAAP measure – Income (loss) before income taxes – due to the high variability and difficulty in predicting certain items that affect Income (loss) before income taxes, such as future commodity prices, pace of development and production of our mineral interests, and factors impacting the Company’s ownership of the net assets of VNOM Holding Company LLC such as repurchases of our Class A common shares, Class B common shares or VNOM Holding Company LLC’s units (OpCo Units), or conversions of our Class B common shares and/or OpCo Units to Class A common shares.

CONFERENCE CALL

Viper will host a conference call and webcast for investors and analysts to discuss its results for the third quarter of 2026 on Tuesday, November 3, 2026 at 10:00 a.m. CT. Access to the live audio-only webcast, and replay which will be available following the call, may be found here. The live webcast of the earnings conference call will also be available via Viper’s website at www.viperenergy.com under the “Investor Relations” section of the site.

About Viper Energy, Inc.

Viper is a corporation formed by Diamondback to own, acquire and exploit oil and natural gas properties in North America, with a focus on owning and acquiring mineral and royalty interests in oil-weighted basins, primarily the Permian Basin in West Texas. For more information, please visit www.viperenergy.com.

Investors and others should note that Viper announces material financial and operational information to our investors using our investor relations website (https://www.viperenergy.com/investors/overview), press releases, SEC filings and public conference calls and webcasts. The information we post through our investor relations website may be deemed material. Accordingly, investors should monitor our investor relations website in addition to following our press releases, SEC filings and public conference calls and webcasts.

About Diamondback Energy, Inc.

Diamondback is an independent oil and natural gas company headquartered in Midland, Texas focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves primarily in the Permian Basin in West Texas. For more information, please visit www.diamondbackenergy.com.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which involve risks, uncertainties, and assumptions that could cause the results to differ materially from such statements. All statements, other than statements of historical fact, including statements regarding Viper’s: future performance; business strategy; future operations; estimates and projections of operating income, losses, costs and expenses, returns, cash flow, and financial position; production levels on properties in which Viper has mineral and royalty interests; developmental activity by other operators; reserve estimates and Viper’s ability to replace or increase reserves; the anticipated benefits from the Sitio Acquisition or other strategic transactions (including the Riverbend Acquisition, 2026 Drop Down, McElroy Ranch Acquisition, Pending Buckhorn Acquisition or any other acquisitions or divestitures); and plans and objectives (including Diamondback’s plans for developing Viper’s acreage and Viper’s cash dividend policy and common stock repurchase program) are forward-looking statements. When used in this news release, the words “aim,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “model,” “outlook,” “plan,” “positioned,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” and similar expressions (including the negative of such terms) as they relate to Viper are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Although Viper believes that the expectations and assumptions reflected in its forward-looking statements are reasonable as and when made, they involve risks and uncertainties that are difficult to predict and, in many cases, beyond its control. Accordingly, forward-looking statements are not guarantees of Viper’s future performance and the actual outcomes could differ materially from what Viper expressed in its forward-looking statements.

Factors that could cause the outcomes to differ materially include (but are not limited to) the following: changes in supply and demand levels for oil, natural gas and natural gas liquids and the resulting impact on the price for those commodities; the impact of public health crises, including epidemic or pandemic diseases and any related company or government policies or actions; actions taken by the members of OPEC and its non-OPEC allies (OPEC+) affecting the production and pricing of oil, as well as other domestic and global political, economic, or diplomatic developments; changes in general economic, business or industry conditions, including changes in foreign currency exchange rates, interest rates, inflation rates, or instability in the financial sector; regional supply and demand factors, including delays, curtailment delays or interruptions of production on our mineral and royalty acreage, or governmental orders, rules or regulations that impose production limits on such acreage; federal and state legislative and regulatory initiatives relating to hydraulic fracturing, including the effect of existing and future laws and governmental regulations; physical and transition risks relating to climate change and changing political and social perspectives on climate change and other environmental, social and governance factors; risks from our cash dividend policy and uncertainties over our future dividends; restrictions on the use of water, including limits on the use of produced water by our operators and a moratorium on new produced water well permits imposed by the Texas Railroad Commission in an effort to control induced seismicity in the Permian Basin; significant declines in prices for oil, natural gas, or natural gas liquids, which could require recognition of significant impairment charges; changes in U.S. energy, environmental, monetary and trade policies, including with respect to tariffs or other trade barriers and any resulting trade tensions; conditions in the capital, financial and credit markets, including the availability and pricing of capital for drilling and development by our limited number of operators and our ability to replace operators in time of bankruptcy or default; changes in availability or cost of rigs, equipment, raw materials, supplies and oilfield services impacting our operators; the inherent uncertainties over our estimated reserves, the development of our proved undeveloped reserves or the yield from project areas on our properties; the geographical concentration of our producing properties and reserves in the Permian Basin and in a small number of producing horizons; changes in safety, health, environmental, tax and other regulations or requirements impacting us or our operators (including those addressing air emissions, water management, or the impact of global climate change); security threats, including cybersecurity threats and disruptions to our business from breaches of Diamondback’s information technology systems, or from breaches of information technology systems of our operators or third parties with whom we transact business; lack of, or disruption in, access to adequate and reliable electrical power, internet and telecommunication infrastructure, information and computer systems, transportation, processing, storage and other facilities impacting our operators; severe weather conditions and natural disasters; geopolitics, regional conflicts, acts of war or terrorist acts and the governmental or military response thereto; changes in the financial strength of counterparties to the revolving credit facility and hedging contracts of our operating subsidiary; our substantial indebtedness and changes in our credit rating; failure to develop or acquire additional reserves and identify, complete or integrate acquisitions such as the Riverbend Acquisition, McElroy Ranch Acquisition or Pending Buckhorn Acquisition; our operational dependence on, and control by, Diamondback and potential conflicts of interest thereof; and other risks and factors discussed in Viper’s Annual Report on Form 10-K for the year ended December 31, 2025 and subsequent periodic filings with the SEC, including its Forms 10-K, 10-Q and 8-K, and other filings Viper makes with the SEC, which can be obtained free of charge on the SEC’s web site at http://www.sec.gov.

In light of these factors, the events anticipated by Viper’s forward-looking statements may not occur at the time anticipated or at all. Moreover, new risks emerge from time to time. Viper cannot predict all risks, nor can it assess the impact of all factors on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those anticipated by any forward-looking statements it may make. Accordingly, you should not place undue reliance on any forward-looking statements made in this news release. All forward-looking statements speak only as of the date of this news release or, if earlier, as of the date they were made. Viper does not intend to, and disclaims any obligation to, update or revise any forward-looking statements unless required by applicable law.

Viper Energy, Inc.
Condensed Consolidated Statements of Operations
(unaudited, in millions, except per share amounts, shares in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Operating income:
Oil income	$557	$332	$1,567	$774
Natural gas income	19	15	36	40
Natural gas liquids income	80	46	207	110
Royalty income	656	393	1,810	924
Lease bonus income	4	8	29	19
Lease bonus income—related party	—	17	5	17
Other operating income	1	—	5	—
Total operating income	661	418	1,849	960
Costs and expenses:
Production and ad valorem taxes	44	27	122	65
Depreciation, depletion, and amortization	206	182	607	373
Impairment	—	360	—	360
General and administrative expenses	5	6	18	12
General and administrative expenses—related party	7	4	18	11
Other operating expenses	—	15	4	25
Total costs and expenses	262	594	769	846
Income (loss) from operations	399	(176)	1,080	114
Other income (expense):
Interest expense, net	(30)	(32)	(81)	(60)
Gain (loss) on derivative instruments, net	(31)	18	(13)	21
Other income (expense), net	1	(33)	(1)	(33)
Total other income (expense), net	(60)	(47)	(95)	(72)
Income (loss) before income taxes	339	(223)	985	42
Provision for (benefit from) income taxes	39	(26)	139	2
Net income (loss)	300	(197)	846	40
Net income (loss) attributable to non-controlling interest	160	(120)	467	5
Net income (loss) attributable to Viper Energy, Inc.	$140	$(77)	$379	$35

Net income (loss) attributable to common shares:
Basic	$0.72	$(0.52)	$1.99	$0.25
Diluted	$0.72	$(0.52)	$1.99	$0.25
Weighted average number of common shares outstanding:
Basic	193,988	148,882	189,721	133,741
Diluted	193,988	148,882	189,721	133,868

Viper Energy, Inc.
Condensed Consolidated Balance Sheets
(unaudited, in millions, except par values and share data)

	September 30,	December 31,
	2026	2025
Assets
Current assets:
Cash and cash equivalents	$10	$13
Royalty income receivable (net of allowance for credit losses)	496	262
Royalty income receivable—related party	19	88
Prepaid expenses and other current assets	43	50
Total current assets	568	413
Property:
Oil and natural gas properties:
Proved properties	10,102	9,746
Unproved properties	5,213	4,910
Other property, equipment and land	8	8
Accumulated depletion, depreciation, amortization and impairment	(3,062)	(2,455)
Total property and equipment, net	12,261	12,209
Deferred income taxes (net of allowances)	132	33
Other assets	41	16
Total assets	$13,002	$12,671
Liabilities and Stockholders’ Equity
Current liabilities:
Accrued liabilities	$73	$107
Other current liabilities	23	4
Total current liabilities	96	111
Long-term debt, net	2,394	2,186
Other long-term liabilities	36	11
Total liabilities	2,526	2,308
Stockholders’ equity:
Class A Common Stock, $0.000001 par value: 1,000,000,000 shares authorized; 193,043,950 shares issued and outstanding at September 30, 2026, and 170,942,687 shares issued and outstanding at December 31, 2025	—	—
Class B Common Stock, $0.000001 par value: 1,000,000,000 shares authorized; 168,551,337 shares issued and outstanding at September 30, 2026, and 187,023,698 shares issued and outstanding at December 31, 2025	—	—
Additional paid-in capital	5,386	4,726
Retained earnings (accumulated deficit)	(263)	(278)
Total Viper Energy, Inc. stockholders’ equity	5,123	4,448
Non-controlling interest	5,353	5,915
Total equity	10,476	10,363
Total liabilities and stockholders’ equity	$13,002	$12,671

Viper Energy, Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited, in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Cash flows from operating activities:
Net income (loss)	$300	$(197)	$846	$40
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for (benefit from) deferred income taxes	(10)	(36)	(15)	(42)
Depreciation, depletion, and amortization	206	182	607	373
Impairment	—	360	—	360
(Gain) loss on derivative instruments, net	31	(18)	13	(21)
Net cash receipts (payments) on derivatives	(13)	11	23	23
Other	6	38	12	42
Changes in operating assets and liabilities:
Royalty income receivable	(24)	14	(223)	(40)
Royalty income receivable—related party	8	(25)	69	(33)
Accrued liabilities	(5)	(33)	(46)	(40)
Other	(52)	(15)	(24)	(8)
Net cash provided by (used in) operating activities	447	281	1,262	654
Cash flows from investing activities:
Acquisitions of oil and natural gas properties	(843)	(1,205)	(964)	(1,484)
Acquisitions of oil and natural gas properties—related party	—	108	(12)	(873)
Proceeds from sale of oil and natural gas properties	1	—	612	—
Net cash provided by (used in) investing activities	(842)	(1,097)	(364)	(2,357)
Cash flows from financing activities:
Proceeds from debt	960	2,350	1,480	3,090
Repayments of debt	(245)	(842)	(1,275)	(1,568)
Net proceeds from public offering	—	—	—	1,232
Repurchases of shares of Class A Common Stock as part of the repurchase program	(90)	(90)	(272)	(100)
Repurchases of OpCo Units as part of the repurchase program	—	—	(46)	—
Dividends to stockholders	(130)	(68)	(363)	(228)
Dividends to Diamondback	(138)	(90)	(353)	(258)
Dividends to other non-controlling interest	(28)	(8)	(73)	(25)
Other	(1)	(21)	1	(24)
Net cash provided by (used in) financing activities	328	1,231	(901)	2,119
Net increase (decrease) in cash, cash equivalents and restricted cash	(67)	415	(3)	416
Cash, cash equivalents and restricted cash at beginning of period	77	28	13	27
Cash, cash equivalents and restricted cash at end of period	$10	$443	$10	$443

Viper Energy, Inc.
Selected Operating Data
(unaudited)

	Three Months Ended
	September 30, 2026	June 30, 2026	September 30, 2025
Production Data:
Oil (MBbls)	6,355	5,922	5,160
Natural gas (MMcf)	19,799	18,949	14,655
Natural gas liquids (MBbls)	3,331	3,147	2,412
Combined volumes (Mboe)(1)	12,986	12,227	10,015

Average daily oil volumes (bo/d)	69,076	65,077	56,087
Average daily combined volumes (boe/d)	141,152	134,363	108,859

Average prices:
Oil ($/Bbl)	$87.65	$98.28	$64.34
Natural gas ($/Mcf)	$0.96	$0.05	$1.02
Natural gas liquids ($/Bbl)	$24.02	$23.83	$19.07
Combined price ($/boe)(2)	$50.52	$53.82	$39.24

Oil, hedged ($/Bbl)(3)	$86.55	$96.42	$63.76
Natural gas, hedged ($/Mcf)(3)	$0.66	$1.48	$1.77
Natural gas liquids ($/Bbl)(3)	$24.02	$23.83	$19.07
Combined price, hedged ($/boe)(3)	$49.51	$55.12	$40.04

Average Costs ($/boe):
Production and ad valorem taxes	$3.39	$3.52	$2.70
General and administrative - cash component	0.69	0.65	0.80
Total operating expense - cash	$4.08	$4.17	$3.50

General and administrative - non-cash stock compensation expense	$0.23	$0.25	$0.20
Interest expense, net	$2.31	$1.96	$3.20
Depreciation, depletion, and amortization	$15.86	$15.95	$18.17
(1)Bbl equivalents are calculated using a conversion rate of six Mcf per one Bbl.
(2)Realized price net of all deducts for gathering, transportation and processing.
(3)Hedged prices reflect the impact of cash settlements of our matured commodity derivative transactions on our average sales prices.

NON-GAAP FINANCIAL MEASURES

ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN

Adjusted EBITDA and Adjusted EBITDA margin are supplemental non-GAAP (as defined below) financial measures that are used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines Adjusted EBITDA as net income (loss) attributable to the Company, plus net income (loss) attributable to non-controlling interest (“net income (loss)”) before interest expense, net, non-cash share-based compensation expense, depreciation, depletion and amortization, impairment, non-cash (gain) loss on derivative instruments, provision for (benefit from) income taxes and other non-cash or non-recurring operating expenses. The Company defines Adjusted EBITDA margin as Adjusted EBITDA divided by total operating income. Adjusted EBITDA and Adjusted EBITDA margin are not measures of net income as determined by United States’ generally accepted accounting principles (“GAAP”). Management believes Adjusted EBITDA and Adjusted EBITDA margin are useful because they allow them to evaluate the Company’s operating performance and compare the results of its operations from period to period without regard to its financing methods or capital structure. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income, royalty income, cash flow from operating activities or any other measure of financial performance or liquidity presented as determined in accordance with GAAP. Adjusted EBITDA margin should not be considered as an alternative to, or more meaningful than, net income margin, gross margin, or any other measure of financial performance or liquidity presented as determined in accordance with GAAP. Certain items excluded from Adjusted EBITDA and Adjusted EBITDA margin are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDA or Adjusted EBITDA margin.

The following table presents a reconciliation of the GAAP financial measure of net income (loss) to the non-GAAP financial measure of Adjusted EBITDA and a reconciliation of the GAAP ratio of net income margin to the non-GAAP ratio of Adjusted EBITDA margin:

Viper Energy, Inc.
Adjusted EBITDA and Adjusted EBITDA margin
(unaudited, in millions)

	Three Months Ended September 30, 2026	Twelve Months Ended September 30, 2026
Net income (loss) attributable to Viper Energy, Inc.	$140	$276
Net income (loss) attributable to non-controlling interest	160	324
Net income (loss)	300	600
Interest expense, net	30	117
Non-cash share-based compensation expense	3	10
Depreciation, depletion, and amortization	206	841
Impairment	—	408
Non-cash (gain) loss on derivative instruments	18	20
Provision for (benefit from) income taxes	39	118
Other non-cash or non-recurring expenses	—	12
Adjusted EBITDA	596	2,126
Less: Adjusted EBITDA attributable to non-controlling interest	284	1,030
Adjusted EBITDA attributable to Viper Energy, Inc.	$312	$1,096

Net income margin(1)	45%	26%
Adjusted EBITDA margin(1)	90%	93%
(1) Net income margin is calculated as net income (loss) divided by total operating income of $661 million for the three months ended September 30, 2026 and $2.28 billion for the twelve months ended September 30, 2026. Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by total operating income.

OPERATING CASH FLOW BEFORE WORKING CAPITAL CHANGES, FREE CASH FLOW AND FREE CASH FLOW MARGIN

Operating cash flow before working capital changes, which is a non-GAAP financial measure, represents net cash provided by operating activities as determined under GAAP without regard to changes in operating assets and liabilities. The Company believes operating cash flow before working capital changes is a useful measure of the Company’s ability to generate cash to fund acquisition activities, service debt or pay dividends. The Company also uses this measure because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements that the Company may not control and may not relate to the period in which the operating activities occurred.

The Company defines Free Cash Flow, which is a non-GAAP financial measure, as operating cash flow before working capital changes in excess of capital expenditures. The Company defines Free Cash Flow margin as Free Cash Flow divided by total operating income. The Company believes that Free Cash Flow and Free Cash Flow margin are useful to investors as they provide a measure to compare cash flow from operating activities across periods on a consistent basis. These measures should not be considered as alternatives to, or more meaningful than, net cash provided by operating activities as an indicator of liquidity. The Company's computations of Free Cash Flow and Free Cash Flow margin may not be comparable to other similarly titled measures of other companies.

The following table presents a reconciliation of the GAAP financial measure of net cash provided by operating activities to the non-GAAP measure of operating cash flow before working capital changes and to the non-GAAP measure of Free Cash Flow and a reconciliation of the GAAP ratio of operating cash flow margin to the non-GAAP ratio of Free Cash Flow margin:

Viper Energy, Inc.
Operating cash flow before working capital changes, Free Cash Flow and Free Cash Flow margin
(unaudited, in millions)

Three Months Ended September 30, 2026
Net cash provided by operating activities	$447
Changes in operating assets and liabilities	73
Operating cash flow before working capital changes	520
Less: Capital expenditures	—
Free Cash Flow	$520

Operating cash flow margin(1)	68%
Free Cash Flow margin(1)	79%
(1) Operating cash flow margin is calculated as net cash provided by operating activities divided by total operating income of $661 million. Free Cash Flow margin is calculated as Free Cash Flow divided by total operating income.

PRE-TAX INCOME ATTRIBUTABLE TO VIPER ENERGY, INC.

The following table presents a reconciliation of the GAAP financial measure of income (loss) before income taxes to the non-GAAP financial measure of pre-tax income attributable to the Company. Management believes this measure is useful to investors given it provides the basis for income taxes payable by the Company.

Viper Energy, Inc.
Pre-tax income attributable to Viper Energy, Inc.
(unaudited, in millions)

Three Months Ended September 30, 2026

Income (loss) before income taxes	$339
Less: Net income (loss) attributable to non-controlling interest	160
Pre-tax income (loss) attributable to Viper Energy, Inc.	$179

Income taxes payable by Viper Energy, Inc. for the current period	$49
Effective cash tax rate attributable to Viper Energy, Inc.	27.4%

NET DEBT

The Company defines the non-GAAP measure of net debt as debt (excluding debt issuance costs, discounts and premiums) less cash and cash equivalents. Net debt should not be considered an alternative to, or more meaningful than, total debt, the most directly comparable GAAP measure. Management uses net debt to determine the Company’s outstanding debt obligations that would not be readily satisfied by its cash and cash equivalents on hand. The Company believes this metric is useful to analysts and investors in determining the Company’s leverage position because the Company has the ability to, and may decide to, use a portion of its cash and cash equivalents to reduce debt.

	September 30, 2026	Net Q3 Principal Borrowings/(Repayments)	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025
	(in millions)
Total debt(1)	$2,410	$715	$1,695	$1,620	$2,205	$2,640
Cash and cash equivalents	(10)		(77)	(28)	(13)	(443)
Net debt	$2,400		$1,618	$1,592	$2,192	$2,197
(1) Excludes debt issuance costs, discounts & premiums.

DERIVATIVES

As of the date of this news release, the Company had the following outstanding derivative contracts. The Company’s derivative contracts are based upon reported settlement prices on commodity exchanges and published index prices. Crude oil derivative settlements are based on New York Mercantile Exchange (“NYMEX”) West Texas Intermediate (“WTI”) pricing and Crude Oil Brent pricing. Natural gas derivative settlements are based on NYMEX Henry Hub pricing and the regional natural gas pricing point indicated below. Basis swaps settle on the differential between the applicable benchmark price and the regional index price, and roll swaps settle on the differential between NYMEX WTI prompt-month and second-month contract prices. When aggregating multiple contracts, the weighted average contract price is disclosed.

	Q4 2026	Q1 2027	Q2 2027	Q3 2027	Q4 2027
Deferred Premium Puts - WTI (Cushing)	50,000	50,000	45,000	35,000	20,000
Strike	$50.00	$50.00	$50.00	$50.00	$50.00
Premium	$(1.32)	$(1.36)	$(1.35)	$(1.35)	$(1.32)
Deferred Premium Puts - WTI / Brent Basis	30,000	—	—	—	—
Strike	$(45.00)	—	—	—	—
Premium	$(1.48)	—	—	—	—
Roll Swaps - WTI (Cushing)	15,000	—	—	—	—
Swap Price	$3.97	—	—	—	—

Q4 2026
Costless Collars - Henry Hub	60,000
Floor	$2.75
Ceiling	$6.64

	Q4 2026	Q1 2027	Q2 2027	Q3 2027	Q4 2027
Natural Gas Basis Swaps - Waha Hub	80,000	50,000	50,000	50,000	50,000
Swap Price	$(1.74)	$(1.40)	$(1.40)	$(1.40)	$(1.40)

Investor Contact:

Chip Seale
+1 432.247.6218
cseale@viperenergy.com

Source: Viper Energy, Inc.; Diamondback Energy, Inc.